Exhibit 99.1

Anthony J. Morris,
Chief Marketing and Corporate Planning Officer	4/15/09
amorris@statebankofli.com	(516) 495-5098

State Bancorp, Inc. Reports First Quarter 2009 Results

Jericho, N.Y., April 15, 2009 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported a net loss of $5.1 million, or $0.39 per diluted common share, for the first quarter of 2009 compared with earnings of $3.0 million, or $0.21 per diluted common share, a year ago. The 2009 first quarter loss was primarily attributable to an increase of $8.4 million in the provision for loan and lease losses versus 2008 and a $4.0 million non-cash write-down of a Trust Preferred Collateralized Debt Obligation (“CDO”) security previously classified as other than temporarily impaired (“OTTI”). A reduction in operating expenses of $1.0 million partially offsets the higher provision and OTTI charges.

Performance Highlights

•	Net Interest Margin: Net interest margin was 4.03% in the first quarter of 2009 versus 4.00% in the first quarter of 2008 and 4.08% in the fourth quarter of 2008;
•
Capital Strength: The Company’s Tier I leverage capital ratio was 9.10% versus 7.41% at March 31, 2008 and 9.38% at December 31, 2008.  The Company’s tangible common equity ratio was 6.99% at March 31, 2009 versus 7.06% at March 31, 2008 and 6.91% at December 31, 2008. As previously disclosed, the Company issued  $37 million in preferred stock and a warrant under the United States Department of the Treasury (the “Treasury”) Capital Purchase Program (“CPP”) in December 2008;

•
Increased Loan and Lease Loss Provision: Provision for loan and lease losses increased by $8.4 million in the first quarter of 2009 versus the first quarter of 2008 and increased by $3.0 million versus the fourth quarter of 2008;

•
Asset Quality: Non-accrual loans and leases totaled $28 million (including $9.2 million of loans held for sale) or 2.5% of loans and leases outstanding at March 31, 2009 versus $12 million or 1.1% of loans and leases outstanding at March 31, 2008 and $16 million or 1.4% of loans and leases outstanding at December 31, 2008. Net loan and lease charge-offs of $2.8 million were recorded in the first quarter of 2009 versus net recoveries of $100 thousand in the first quarter of 2008 and net charge-offs of $2.9 million in the fourth quarter of 2008;

•
Improved Operating Efficiency:  Total operating expenses for the first quarter of 2009 declined to $10.2 million, a reduction of 8.7% from the $11.1 million reported in the first quarter of 2008. The Company’s operating efficiency ratio improved to 61.8% in 2009 from 64.4% in the comparable 2008 period.  The Company’s efficiency ratio was 61.5% in the fourth quarter of 2008;

•	Increased Loans and Leases: Loans and leases outstanding increased by 4% to $1.1 billion versus the first quarter of 2008 and declined by 1% from the fourth quarter of 2008;
•
Core Deposits: Core deposits totaled $865 million at March 31, 2009 versus $826 million at March 31, 2008 and $964 million at December 31, 2008. Total core deposits represented 66% of total deposits in the quarter ended March 2009 and 65% of total deposits for the quarters ended March 2008 and December 2008.  Demand deposits increased by 7% to $332 million at March 31, 2009 versus $310 million at the comparable 2008 date but decreased by 6% from $352 million at December 31, 2008;

•	Performance Ratios: Return on average assets and return on average stockholders’ equity were (1.27)% and (13.47) % in the first quarter of 2009 and 0.72% and 10.45% in the comparable 2008 period.

Commenting on the first quarter 2009 results, President and CEO Thomas M. O’Brien stated, “Our first quarter financial performance reflects the continued effects of a weakened loan portfolio. This quarter saw a further increase in non-performing loans, primarily residential construction loans, as has been the case over the course of the past several quarters. While these loans were already on our Watch List, the continued financial toll is not insignificant. We made some fundamental risk acceptance judgments in this segment of our loan portfolio most notably in the period 2004 through early 2007 that have proven in hindsight to present us with aggressive risk profiles. Consequently, both the performance and loss content of these loans remain markedly sub-par.  Fortunately, it is a finite portfolio and we will work our way through it. Unfortunately, these risks continue to weigh on our Company's broader financial performance. We are working diligently and forthrightly on remediating these problem assets.

The absolute level of loan loss provisions remains a frustration and continues to mask the significant improvements we have made in the Company’s operating fundamentals. It is unfortunate that we must confront these conditions and our stockholders have every right to be equally frustrated with these outcomes. As reported in prior periods, management significantly bolstered both our credit oversight and underwriting standards. We remain clearly focused on reaching an expedited resolution to these problem loans. I believe the remedial actions we have already taken, coupled with our continuing ability to access debt liquidation markets, are a source of some comfort in our efforts to effectively address these weaknesses. In the first quarter, we wrote down two loan relationships aggregating $10 million in principal balance and transferred the net balance of $7.4 million to loans held for sale.  Both of these loans are expected to be sold in the current quarter.

Although our elevated credit costs have and will most likely continue to command a great deal of our attention, we have made significant strides forward in a number of vitally important areas of our Company. We have devoted considerable effort to enhancing the fundamentals of our business including building increased operating efficiencies, strengthening client relationships and positioning our franchise for long term profitable growth.

Our operating efficiency ratio continues to exhibit improvement as a result of our now well-established expense management discipline. We continue to extend loans to new and existing credit-worthy clients, partly supported through deployment of capital funds received through the Company’s participation in the U.S. Treasury’s Capital Purchase Program. The year over year increase in loan balances of $111 million exceeded normal portfolio run off and seasonal pay downs and more than offset the $64 million reduction in outstanding credit resulting from the sale of our former leasing subsidiary’s assets in June 2008. Consequently our loan portfolio reflected net growth of $40 million or 3.8% for the first quarter of 2009 compared with the same quarter last year.

We have been building momentum in our new business development efforts through heightened marketing and focused business calling activities in selected markets, resulting in a deepening of relationships with existing clients and a growing number of attractive customers being added to our client roster. Our total deposits grew to $1.3 billion, an increase of 2.6% over the same quarter of last year.

Our solid business strategy, entrepreneurial culture and consistent visibility in the market continue to attract highly experienced commercial banking professionals to our Company. We are fortunate to have assembled an energized team of dedicated professionals across our firm who embrace our mission, growth aspirations and our unwavering commitment to distinguish State Bank as the financial company of choice in our target markets.

Our capital base, at $149 million, remains solid as reflected in a leverage ratio of 9.10% and a tangible common equity ratio of 6.99%.

While I remain concerned that credit costs will continue to be elevated for the balance of 2009, I believe we have identified the appropriate measures to address this reality. Although this is a difficult time, we are confident that we will manage through it.  In my opinion, smart managements are those who are focused in laser-like fashion on cleansing their balance sheets of problematic assets.  I believe the markets will eventually appreciate and reward aggressive loss recognition and corporate transparency.  While weak earnings are always a cause for concern, I am convinced that it remains a secondary consideration to this aggressive cleansing process.

We continue to be very cautious in our view of current market conditions and deliberate in the execution of our business plan. I remain convinced that the strategic actions taken to date have been vitally needed and timely as they have resulted in substantial improvement in many operating areas of the Bank. Operating costs are down substantially and our net interest margin at over 4.00% remains healthy. Our capital levels are very strong as is our liquidity. We are well positioned to participate in future economic growth.

Earnings Summary for the Quarter Ended March 31, 2009
The Company recorded a net loss of $5.1 million during the first quarter of 2009 versus earnings of $3.0 million in the comparable 2008 period. Despite a three basis point improvement in the Company’s net interest margin to 4.03%, net interest income decreased by $281 thousand or 1.8% to $15.3 million in the first quarter of 2009 versus 2008.   This decline resulted from a $30 million reduction in average interest-earning assets in the first quarter of 2009 versus the comparable 2008 period.  Partially offsetting the impact of the reduction in earning assets was an improved balance sheet mix from investment securities into higher yielding loans coupled with a 157 basis point decrease in the Company’s average cost of interest-bearing liabilities in the first quarter of 2009.

The reduction in the cost of interest-bearing liabilities in 2009 resulted from an increase in core deposits coupled with a lower prevailing rate environment in the first quarter of 2009 versus the comparable 2008 period.  The Company experienced a $33 million increase in total deposits at March 31, 2009 versus March 31, 2008.  This increase, together with the issuance of $29 million in senior unsecured debt due 2012 guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) under the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”) in March 2009, allowed the Company to reduce its reliance on other temporary borrowings in 2009.  Federal funds purchased and other temporary borrowings are down $123 million versus March 31, 2008.

The reduction in the Company’s 2009 cost of funds was partly offset by a 128 basis point decrease in the Company’s earning asset yield to a weighted average rate of 5.21% in the first quarter of 2009. The lower asset yield resulted principally from a 192 basis point reduction in the yield on loans and leases. Gross loans and leases increased by $49 million or 5% to $1.1 billion at March 31, 2009 due to growth of $111 million in the commercial and industrial and commercial mortgage portfolios which more than offset the reduction in outstanding credit resulting from the June 2008 sale of approximately $64 million in leases of the Company’s former equipment leasing subsidiary. The securities portfolio decreased by $56 million at March 31, 2009 versus the comparable 2008 period. The average yield on the Company’s securities portfolio increased by two basis points to 5.00% in the first quarter of 2009 versus 2008.

The provision for loan and lease losses was $10.0 million in the first quarter of 2009, representing an increase of $8.4 million versus the comparable 2008 period. The increase in the Company’s first quarter 2009 provision for loan and lease losses was due to growth in non-accrual loans and leases during the period ended March 31, 2009.

First quarter 2009 total operating expenses were reduced by $968 thousand or 8.7% to $10.2 million compared to the first quarter of 2008. Total operating expenses decreased primarily due to reductions in salaries and other employee benefits of $632 thousand, legal expenses of $1.1 million and other operating expenses of $343 thousand.  These reductions were partially offset by increases in audit and assessment expenses of $956 thousand and occupancy costs of $124 thousand.

The decrease in salaries and other employee benefits is primarily the result of an 8% year-over-year reduction in full-time equivalent headcount and a reduction in compensation costs, principally resulting from our past strategic actions to exit non-core businesses. The $1.1 million reduction in legal expenses is due to the outside counsel fees incurred related to the previously disclosed purported shareholder derivative suit settled during the third quarter of 2008. Audit and assessment expenses increased by $956 thousand due to higher FDIC assessment premiums in 2009 combined with the impact of a one-time assessment credit recorded in 2008.  Other operating expenses declined principally due to a decrease of $135 thousand related to costs incurred by former subsidiaries of the Company that were closed or sold in 2008.  These reductions were offset slightly by an increase in occupancy costs of $124 thousand in the first quarter of 2009 versus 2008 due to higher real estate taxes and depreciation expenses. The Company recorded a $2.5 million income tax benefit in the first quarter of 2009 versus income tax expense of $1.3 million in the comparable period a year ago.

Asset Quality
Non-accrual loans and leases totaled $28 million or 2.54% of loans and leases outstanding at March 31, 2009 versus $12 million or 1.12% of loans and leases outstanding at March 31, 2008 and $16 million or 1.43% of loans and leases outstanding at December 31, 2008.  The increase in non-accrual loans and leases at March 31, 2009 compared to March 31, 2008 resulted primarily from two residential construction loan relationships totaling $14 million, two commercial real estate relationships totaling $5 million which had each previously been written down to fair value and transferred to loans held for sale in December 2008 and one commercial real estate relationship totaling $3 million.  These additions were reduced by charge-offs of non-accrual loans of $4 million and payments received of $4 million during 2008. The increase in non-accrual loans at March 31, 2009 compared with December 31, 2008 was primarily due to the addition of one of the aforementioned residential construction loans totaling $6 million, one of the aforementioned loans held for sale in the amount of $3 million and the commercial real estate relationship totaling $3 million to non-accrual status in the first quarter of 2009. The allowance as a percentage of non-accrual loans and leases amounted to 91% at March 31, 2009 versus 137% at March 31, 2008 and 116% at December 31, 2008. The decline in the reserve coverage ratio at March 31, 2009 compared to March 31, 2008 and December 31, 2008 was due to the increase in non-accrual loans and leases as previously noted. The Company held no other real estate owned at March 31, 2009, March 31, 2008 or December 31, 2008.

As of March 31, 2009, the Company’s allowance for loan and lease losses amounted to $26 million or 2.31% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.53% at March 31, 2008 and 1.66% at December 31, 2008. The increase in the allowance as a percentage of the total loan and lease portfolio at March 31, 2009 compared to March 31, 2008 was due to an increase in the provision for loan and lease losses resulting from the higher level of non-accrual loans and leases.

The Company recorded net loan and lease charge-offs of $2.8 million in the first quarter of 2009 versus net recoveries of $100 thousand in the first quarter of 2008 and net charge-offs of $2.9 million in the fourth quarter of 2008. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 1.01% for the first quarter of 2009, (0.04)% for the first quarter of 2008 and 1.04% for the fourth quarter of 2008. Net charge-offs for the first quarter of 2009 and the fourth quarter of 2008 primarily include write-downs of loans that were transferred to loans held for sale.

The Company wrote down a $10 million par value CDO security purchased in February 2004 to $4.8 million in the fourth quarter 2008.  In reaching its determination, management engaged an independent outside consultant to conduct a detailed credit and cash flow analysis of the securities underlying the CDO structure.  The first quarter 2009 independent review of this bond indicated that there was further weakness in the underlying collateral of this CDO.  The review indicated that it was likely that the full principal amount might not be repaid.  Therefore, management decided that the appropriate course of action would be to write this bond down to its identifiable market level of 8.25% of par.  This resulted in an additional non-cash OTTI charge of $4 million.  The net book value of this asset is now $825 thousand on the $10 million par value.  While the ultimate cash flow on this investment remains uncertain, the Company believes that its remaining exposure is immaterial no matter how it performs.  Currently, the bond continues to pay all of its contractual interest when due.

Capital
Total stockholders’ equity was $149 million at March 31, 2009 compared to $116 million at March 31, 2008. The increase is primarily a result of the issuance of $37 million in preferred stock and a warrant under the Treasury’s CPP on December 5, 2008. The Company issued to the Treasury 36,842 shares of 5% fixed rate cumulative perpetual preferred stock and a warrant to purchase 465,569 shares of common stock. This increase in capital has allowed the Company to reinforce its commitment to serve the credit needs of our clients and the communities in which we operate.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2009, the weighted average rate on the Company’s trust preferred securities was 4.82% versus 6.88% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2009. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.32%, 11.79% and 13.05%, respectively, at March 31, 2009. Each of these ratios significantly exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category. Excluding the capital received through the CPP, the Bank would still be considered “well capitalized.”  The Company’s tangible common equity to tangible assets ratio was 6.99% at March 31, 2009 versus 7.06% at March 31, 2008 and 6.91% at December 31, 2008.

The Company did not repurchase any of its common stock in 2009. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,”

“believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2009 and 2008 (unaudited)

	Three Months
	2009	2008
INTEREST INCOME:
Interest and fees on loans and leases	$14,891,194	$19,244,920
Federal funds sold and securities
purchased under agreements to resell	1,854	822,033
Securities available for sale:
Taxable	4,832,298	4,927,583
Tax-exempt	33,657	79,698
Dividends	-	29,750
Dividends on Federal Home Loan Bank and other restricted stock	10,545	186,499
Total interest income	19,769,548	25,290,483

INTEREST EXPENSE:
Deposits	3,979,454	7,784,708
Temporary borrowings	34,976	1,353,420
Senior unsecured debt	3,097	-
Subordinated notes	231,185	231,185
Junior subordinated debentures	241,115	360,337
Total interest expense	4,489,827	9,729,650

Net interest income	15,279,721	15,560,833
Provision for loan and lease losses	10,000,000	1,618,000
Net interest income after provision
for loan and lease losses	5,279,721	13,942,833

NON-INTEREST INCOME:
Service charges on deposit accounts	590,604	602,437
Net security (losses) gains	(3,765,504)	8,609
Income from bank owned life insurance	107,941	287,611
Other operating income	363,393	620,455
Total non-interest income	(2,703,566)	1,519,112
Income before operating expenses	2,576,155	15,461,945

OPERATING EXPENSES:
Salaries and other employee benefits	5,337,482	5,969,379
Occupancy	1,501,206	1,377,679
Equipment	305,581	322,723
Legal	175,850	1,236,029
Marketing and advertising	275,000	267,981
Audit and assessment	1,223,574	267,998
Credit and collection	170,996	172,915
Other operating expenses	1,172,041	1,514,756
Total operating expenses	10,161,730	11,129,460

(LOSS) INCOME BEFORE INCOME TAXES	(7,585,575)	4,332,485
(BENEFIT) PROVISION FOR INCOME TAXES	(2,492,219)	1,332,110

NET (LOSS) INCOME	$(5,093,356)	$3,000,375

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2009 and 2008 (unaudited)

	2009	2008
ASSETS:
Cash and due from banks	$51,673,720	$49,282,481
Securities available for sale - at estimated fair value	384,274,255	440,469,640
Federal Home Loan Bank and other restricted stock	7,208,143	12,493,643
Loans and leases (net of allowance for loan and lease losses
of $25,897,086 in 2009 and $16,423,326 in 2008)	1,095,438,909	1,055,634,757
Bank premises and equipment - net	6,482,388	6,162,402
Bank owned life insurance	30,005,897	29,294,231
Net deferred income taxes	20,125,828	15,756,294
Receivable - current income taxes	159,772	14,740,290
Other assets	13,575,674	15,064,715
TOTAL ASSETS	$1,608,944,586	$1,638,898,453

LIABILITIES:
Deposits:
Demand	$332,046,046	$309,631,938
Savings	532,757,690	516,351,064
Time	442,518,587	448,573,772
Total deposits	1,307,322,323	1,274,556,774
Federal funds purchased	-	8,000,000
Other temporary borrowings	56,000,000	171,025,088
Senior unsecured debt	29,000,000	-
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	1,002,162	24,780,471
Other accrued expenses and liabilities	35,618,682	14,205,668
Total Liabilities	1,459,563,167	1,523,188,001

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 36,842 shares issued and outstanding in 2009	35,854,223	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 15,575,713 shares in 2009
and 15,240,296 shares in 2008; outstanding 14,588,061
shares in 2009 and 14,252,644 shares in 2008	77,878,565	76,201,480
Warrant	1,056,842	-
Surplus	89,409,455	86,912,337
Retained deficit	(43,969,182)	(31,274,973)
Treasury stock (987,652 shares in 2009 and 2008)	(16,646,426)	(16,646,426)
Accumulated other comprehensive income
(net of taxes of $3,816,580 in 2009 and $341,061 in 2008)	5,797,942	518,034
Total Stockholders' Equity	149,381,419	115,710,452
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,608,944,586	$1,638,898,453

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2009 and 2008 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months
	2009		2008
SELECTED AVERAGE BALANCES (1):
Total assets	$1,623,129		$1,681,488
Loans and leases - net of unearned income	$1,117,925		$1,057,999
Investment securities	$395,562		$407,834
Deposits	$1,405,395		$1,349,849
Stockholders' equity	$153,377		$115,526

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	(1.27	) %	0.72%
Return on average stockholders' equity	(13.47	) %	10.45%
Net interest margin	4.03%		4.00%
Operating efficiency ratio	61.83%		64.40%

CAPITAL RATIOS:
Tier I leverage ratio	9.10%		7.41%
Tier I risk-based capital ratio	11.52%		10.06%
Total risk-based capital ratio	13.58%		12.13%
Tangible common equity ratio	6.99%		7.06%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$28,479		$12,013
Non-accrual loans and leases/total loans
and leases	2.54%		1.12%
Allowance for loan and lease losses/non-
accrual loans and leases	91%		137%
Allowance for loan and lease losses/total
loans and leases	2.31%		1.53%
Net charge-offs (recoveries)	$2,771		$(100)
Net charge-offs (recoveries) (annualized)/average
loans and leases	1.01%		(0.04	) %

COMMON SHARE DATA:
Average common shares outstanding (2)	14,335,441		13,978,310
Period-end common shares outstanding	14,588,061		14,252,644
Net (loss) income per common share - basic	$(0.39)		$0.21
Net (loss) income per common share - diluted	$(0.39)		$0.21
Book value per common share	$7.71		$8.12
Cash dividends per common share	$0.05		$0.15

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$395,562	$4,873	5.00%	$407,834	$5,048	4.98%
Federal Home Loan Bank and other restricted stock	5,477	11	0.81	8,876	186	8.43
Securities purchased under agreements to
resell	6,611	2	0.12	92,769	822	3.56
Interest-bearing deposits	14,802	6	0.16	2,983	25	3.37
Loans and leases (3)	1,117,925	14,915	5.41	1,057,999	19,272	7.33
Total interest-earning assets	1,540,377	$19,807	5.21%	1,570,461	$25,353	6.49%
Non-interest-earning assets	82,752			111,027
Total Assets	$1,623,129			$1,681,488

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$578,030	$1,234	0.87%	$553,100	$2,862	2.08%
Time deposits	500,987	2,746	2.22	480,204	4,923	4.12
Total savings and time deposits	1,079,017	3,980	1.50	1,033,304	7,785	3.03
Federal funds purchased	911	1	0.45	8,646	75	3.49
Securities sold under agreements to
repurchase	2,388	3	0.51	-	-	-
Other temporary borrowings	17,522	31	0.72	157,304	1,278	3.27
Senior unsecured debt	322	3	3.78	-	-	-
Subordinated notes	10,000	231	9.37	10,000	231	9.29
Junior subordinated debentures	20,620	241	4.74	20,620	360	7.02
Total interest-bearing liabilities	1,130,780	4,490	1.61	1,229,874	9,729	3.18
Demand deposits	326,378			316,544
Other liabilities	12,594			19,544
Total Liabilities	1,469,752			1,565,962
Stockholders' Equity	153,377			115,526
Total Liabilities and Stockholders' Equity	$1,623,129			$1,681,488
Net interest income/margin		15,317	4.03%		15,624	4.00%
Less tax-equivalent basis adjustment		(37)			(63)
Net interest income		$15,280			$15,561

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $13 and $36 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $24 and $27 in 2009 and 2008, respectively.